Exhibit 99.1

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WJ Communications to be Acquired by TriQuint Semiconductor

SAN JOSE, Calif., March 10, 2008 — WJ Communications, Inc. (NASDAQ:WJCI), a leading designer and supplier of radio frequency (RF) products and solutions for the wireless infrastructure and radio frequency identification (RFID) reader markets, today announced a definitive agreement by which TriQuint Semiconductor, Inc. (NASDAQ: TQNT), a leading RF supplier to the wireless communications industry, will acquire all of the outstanding shares of WJ Communications. Under the terms of the merger agreement TriQuint will pay $1.00 per share in cash, implying a total purchase price of approximately $72 million. The Board of Directors of WJ Communications has unanimously approved the merger agreement and recommends that its stockholders approve and adopt the merger agreement, the merger and the transactions contemplated by the merger agreement.

“We have spent the last several months evaluating strategic alternatives for the Company in order to maximize shareholder value and accelerate the success of our products and technologies in the global market place,” commented Bruce Diamond, President and Chief Executive Officer of WJ Communications. “We are pleased to announce this agreement with TriQuint, which will provide our stockholders with a substantial cash premium over the recent trading price of our stock. Additionally, we believe the combination will drive increased scale and efficiencies that will lead to a level of success commensurate with our innovation and product leadership.”

The cash consideration represents an 18% premium to the March 7, 2008 closing price of WJ’s common stock on the NASDAQ Global Market and a 50% premium to the average closing price for the prior thirty days.

The transaction has also been approved by the Board of Directors of TriQuint and is expected to close within 90 days, subject to approval by WJ’s stockholders and other customary closing conditions.

Thomas Weisel Partners LLC is acting as exclusive financial advisor to WJ and has rendered an opinion to the Board of Directors of WJ Communications as to the fairness, from a financial point of view, to WJ’s stockholders of the consideration to be received by the stockholders in the merger transaction. Shumaker, Loop & Kendrick, LLP is serving as legal counsel to WJ.

Conference Call

TriQuint Semiconductor will host a conference call and Web cast with investors today, Monday, March 10, 2008, at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) to discuss the transaction. Investors and other interested parties may access the call by dialing 888-813-6582 with the Reservation ID 38668579, at least 10 minutes prior to the start of the call. Following the live conference call a telephone replay will be available by dialing 800-642-1687 with the same Reservation ID.

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Forward-Looking Statements

This release contains forward-looking statements as to the timing of the merger, satisfaction of closing conditions and future performance. These forward-looking statements and others made by the Company are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from theses forward-looking statements as a result of a number of factors including, but not limited to, the actual timing of the closing of the merger being affected by unexpected delays and any failure to satisfy the closing conditions to the transaction. Other factors that could affect the Company’s future performance are as described in the Company’s most recent Form 10-K and 10-Q’s and from time to time in the Company’s filings with the Securities & Exchange Commission, which are available on the SEC Web site at www.sec.gov. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

For those of you who are Stockholders of WJ Communications, Inc. please read the information below:

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of WJ Communications, Inc. and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information at http://www.sec.gov, the SEC’s free Internet site. Free copies of WJ Communications, Inc.’s SEC filings are also available on its Internet site at http://www.wj.com.

WJ Communications, Inc. and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from WJ Communications, Inc.’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of WJ Communications, Inc. is included in its definitive proxy statement for its 2007 annual meeting filed with the SEC on June 20, 2007. More detailed information regarding the special interests of the executive officers and directors in the transaction, if any, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), WiMAX, and RF power solutions. WJ addresses the RF challenges in these multiple

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markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners.

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WJ Contacts:

Greg Miller

Chief Financial Officer

Tel: 408-577-6261

Gregory.miller@wj.com

Ryan Bright

Shelton Group Investor Relations

Tel: 972-239-5119 x159

rbright@sheltongroup.com

SOURCE: WJ Communications, Inc.